TUTOR PERINI CORPORATION

SECOND AMENDMENT

THIS SECOND AMENDMENT (this “Amendment”) is entered into as of January 13, 2010 by and among TUTOR PERINI CORPORATION, a Massachusetts corporation f/k/a Perini Corporation (“Borrower”), with its chief executive office at 73 Mt. Wayte Avenue, Framingham, Massachusetts 01701, the Guarantors party hereto, BANK OF AMERICA, N.A., as Administrative Agent (“Agent”), and the Lenders under the Credit Agreement, as defined below.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement, as defined below.

R E C I T A L S

WHEREAS, Borrower, Guarantors, Agent and the Lenders have previously entered into a Third Amended and Restated Credit Agreement dated as of September 8, 2008, as amended by a Joinder Agreement dated February 13, 2009 executed by Daniel J. Keating Construction Company and by a First Amendment dated as of February 23, 2009 (as amended, the “Credit Agreement”) providing for $155,000,000 in Aggregate Revolving Commitments pursuant to Section 2.01.1(a), subject to increase in an amount not to exceed $45,000,000 pursuant to Section 2.01.1(b) thereof;

WHEREAS, Borrower has requested that the Aggregate Revolving Commitments available under Section 2.01.1(a) be increased from $155,000,000 to $205,000,000 and that it be permitted to obtain Letters of Credit in certain currencies other than Dollars;

WHEREAS, pursuant to Articles of Amendment filed with the Secretary of the Commonwealth of Massachusetts on May 28, 2009 and effective on such date, Perini Corporation changed its legal name to Tutor Perini Corporation;

NOW THEREFORE, in consideration of the foregoing premises and the mutual benefits to be derived by Borrower, Guarantors, Agent and the Lenders from a continuing relationship under the Credit Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

A.           Amendments to Credit Agreement.  As of the Second Amendment Effective Date, the Credit Agreement is hereby amended as follows:

1.           The following defined terms appearing in Section 1.01 of the Credit Agreement are hereby amended in their entirety to read as follows:

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders.  The amount of the Aggregate Revolving Commitments in effect on the Second Amendment Effective Date is Two Hundred Five Million Dollars ($205,000,000).

“Aggregate Supplemental Revolver Commitments” means the Supplemental Revolver Commitments of all the Supplemental Revolver Lenders.  The amount of the Aggregate Supplemental Revolver Commitments in effect on the Second Amendment Effective Date is One Hundred Seven Million Twenty-Five Thousand Dollars ($107,025,000).

“Applicable Rate” means, the following percentages per annum, in each case based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 7.02(b), respectively for

(a) the Revolving Commitment Fee, the fee for Letters of Credit, the Revolving Loans and the Swing Line Loans,

Pricing Tier	Consolidated Leverage Ratio	Revolving Commitment Fee	Letters of Credit	Eurodollar Rate Loans	Base Rate Loans/Swing Line Loans
I	≤ 0.5	0.50%	2.50%	2.50%	1.50%
II	≤1.0 and >0.5	0.50%	2.75%	2.75%	1.75%
III	≤1.5 and >1.0	0.50%	3.00%	3.00%	2.00%
IV	≤2.0 and >1.5	0.50%	3.25%	3.25%	2.25%
V	>2.0	0.50%	3.50%	3.50%	2.50%

and (b) the Supplemental Revolver Commitment Fee and the Supplemental Revolver Loans,

Pricing Tier	Consolidated Leverage Ratio	Supplemental Revolver Commitment Fee	Eurodollar Rate Loans	Base Rate Loans
I	≤ 1.0	0.20%	1.00%	0.00%
II	≤1.5 and >1.0	0.25%	1.25%	0.00%
III	≤2.0 and >1.5	0.30%	1.50%	0.25%
IV	≤2.5 and >2.0	0.35%	1.75%	0.50%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 7.02(b); provided however, that if a Compliance Certificate is not delivered when due in accordance with Section 7.02(b), then the highest Pricing Tier (Tiers V and IV, respectively) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as a Compliance Certificate is properly delivered pursuant to Section 7.02(b).  The Applicable Rate in effect from the Amendment Effective Date through the first Business Day immediately following the date a Compliance Certificate is required to be delivered pursuant to Section 7.02(b) for the fiscal quarter ending December 31, 2009 shall be determined based upon a Consolidated Leverage Ratio of 0.45.

“Audited Financial Statements” means the audited consolidated balance sheet of Borrower and its Subsidiaries for the fiscal year ended December 31, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows of Borrower and its Subsidiaries for such fiscal year, including the notes thereto.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the Eurodollar Base Rate plus 1.0% and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“CIS” means PCR Insurance Company, an Arizona corporation, one hundred percent of the equity interests in which are held by Borrower, which acts as a “captive insurance subsidiary” for the purpose of engaging in the business of insuring certain business risks of Borrower and its Subsidiaries and Permitted Insureds.

“Collateral Securities Account” means the investment account numbered 394987 maintained by Borrower with Banc of America Securities LLC, in the name of “Bank of America, N.A., as Agent f/b/o Certain Lenders, and as Pledgee of Tutor Perini Corporation” and any other account(s) opened in addition thereto or as a replacement therefor to hold all or any portion of the securities listed on Annex I to Schedule 2.01.2 as of the Amendment Effective Date.

“Consolidated EBITDA” means for any period, for Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period, plus (a) to the extent deducted in calculating Consolidated Net Income, the sum of (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable for such period, and (iii) the amount of depreciation and amortization expense for such period and (b) the lesser of (i) with respect to any four fiscal quarter period ending on and after December 31, 2009, to the extent deducted in calculating Consolidated Net Income, the amount of any non-cash goodwill impairment charge taken during such period, and (ii) Pro Forma Consolidated Net Income for such four fiscal quarter period.

“Designated Foreign Subsidiary” means any one of Black Construction Corporation, a Guam corporation, Black Micro Corporation, a Northern Marianas corporation, Perini Holding Company Cayman Islands, Tutor International, Ltd., Tutor Asia Limited, and Tutor Cayman, Ltd., each a Cayman Islands company or partnership, and “Designated Foreign Subsidiaries” means all of such Subsidiaries.

“Equity Issuance” means any issuance by Borrower or any Subsidiary to any Person of its Equity Interests, other than (a) any issuance of its Equity Interests pursuant to the exercise of options, warrants, or grants (b) any issuance of its Equity Interests pursuant to the conversion of any debt securities to equity or the conversion of any class of equity securities to any other class of equity securities, (c) any issuance of options, warrants, or grants relating to its Equity Interests, and (d) any issuance by Borrower of its Equity Interests as consideration for a Permitted Investment.  The term “Equity Issuance” shall not be deemed to include any Disposition.

“Excluded Property” means, with respect to any Loan Party, (a) unless requested by the Administrative Agent or the Required Lenders (i) any owned or leased real property which is located outside of the United States, (ii) any IP Rights for which a perfected Lien thereon is not effected either by filing of a Uniform Commercial Code financing statement or by appropriate evidence of such Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (iii) any personal property (other than personal property described in clause (a)(ii) above) for which the attachment or perfection of a Lien thereon is not governed by the Uniform Commercial Code, (b) the Equity Interests

of Borrower and any Subsidiary or Joint Venture, (c) any property which, subject to the terms of Section 8.09, is subject to a Lien of the type described in Section 8.01(i)  and Section 8.01(p) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property,  (d) the property known as “Duck Creek” located at APNs 161-31-702-027, 161-31-702-022, 161-31-702-024, Las Vegas, Nevada (the “Duck Creek Property”), (e) the property located at APN 103-10-010-007, Clark County Nevada (the “Clark County Property,” and together with the Duck Creek Property, the “Nevada Properties”), (f) the Material Real Estate Assets identified on Schedule 1.01(b), and (g) the corporate jet owned by Tutor-Saliba Corporation, identified as a 2000 Boeing 737-700 S/N 30772.

“Fee Letter” means that certain letter agreement dated as of May 27, 2009, as amended and restated by that certain letter dated December 9, 2009 among Borrower, the Administrative Agent and the Arranger.

“Letter of Credit Sublimit” means with respect to all Letters of Credit, an amount equal to the lesser of (i) the Aggregate Revolving Commitments and (ii) the Dollar Equivalent of $50,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Loan Notice” means a notice of (a) a Borrowing of Revolving Loans or Supplemental Revolving Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, in each case pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Outstanding Amount” means (i) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the Dollar Equivalent of the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01.1, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Lender’s name on Schedule 2.01.1 for Revolving Loans at such time, or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount or percentage may be adjusted from time to time in accordance with this Agreement, including without limitation, pursuant to Section 2.01.1(b):

“Revolving Exposure” means with respect to any Revolving Lender as of any date of determination, (a) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (b) after the termination of the Revolving Commitments, the sum of (i) the aggregate principal Outstanding Amount of the Revolving Loans of that Lender, (ii) in the case of the L/C Issuer, the Dollar Equivalent of the aggregate amount of L/C Obligations (net of any participations by Lenders therein), (iii) the Dollar Equivalent of the aggregate amount of all participations by that Lender in any outstanding L/C Obligations, (iv) in the case of Swing Line Lender, the aggregate principal

Outstanding Amount of all Swing Line Loans (net of any participations by Lenders therein), and (v) the aggregate amount of all participations by that Lender in any outstanding Swing Line Loans.

2.           Section 1.01 of the Credit Agreement is hereby further amended to add the following new defined terms:

“Alternative Currency” means each of Euro, Sterling, Yen, and each other currency (other than Dollars) that is approved in accordance with Section 1.06.

“Alternative Currency L/C” means a Letter of Credit issued by the L/C Issuer which is denominated in an Alternative Currency, and “Alternative Currency L/C’s” means all of such Letters of Credit.

“Alternative Currency Letter of Credit Sublimit” means an amount equal to the lesser of (i) the Aggregate Revolving Commitments and (ii) $20,000,000.  The Alternative Currency Sublimit is part of, and not in addition to, the Letter of Credit Sublimit.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Dollar Equivalent” means at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars, as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Exchange Rate” means on any day, (a) with respect to any Alternative Currency, the Spot Rate at which Dollars are offered on such day by the Administrative Agent in London for such Alternative Currency at approximately 11:00 A.M. (London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the Spot Rate at which such specified Alternative Currency is offered on such day by the Administrative Agent in London for Dollars at approximately 11:00 A.M. (London time).

“First Amendment to Security Agreement” means the First Amendment to Security Agreement dated as of the Second Amendment Effective Date executed in favor of the Administrative Agent by each of the Loan Parties.

“Nevada Properties” has the meaning specified in the defined term “Excluded Collateral”.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participating Member State” means each state so described in any EMU Legislation.

“Pro Forma Consolidated Net Income” means consolidated net income as calculated using Pro Forma Pre-Tax Income for the period in question with federal, state, local and foreign income taxes calculated on a pro forma basis without giving effect to any impairment charge.

“Pro Forma Pre-Tax Income” means “Income before Income Taxes,” as shown on the Borrower’s consolidated statements of income for the period in question, plus, with respect to any four fiscal quarter period ending on or after December 31, 2009, to the extent deducted therefrom, the amount of any non-cash goodwill impairment charge taken during such four-quarter fiscal period.

“Revaluation Date” means (a) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Class Lenders shall require.

“Second Amendment Effective Date” means January 13, 2010.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” means the lawful currency of the United Kingdom.

“Yen” and “¥” means the lawful currency of Japan.

3.	Section 1.05 of the Credit Agreement is hereby amended in its entirety to read as follows:

1.05	Exchange Rates; Currency Equivalents.

The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.  Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(a)           Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the L/C Issuer.

4.	Section 1.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

1.06	Additional Alternative Currencies.

(a)           Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency;” provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars.  In the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b)           Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion).  In the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof.  The L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c)           Any failure by the L/C Issuer to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by the L/C Issuer to permit Letters of Credit to be issued in such requested currency.  If the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify Borrower.

5.           The Credit Agreement is hereby amended by adding immediately following the end of Section 1.06 thereof, the following new Sections 1.07, 1.08 and 1.09:

1.07	Change of Currency.

(a)           Each obligation of Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)           Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)           Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08	Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated

amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

6.	Section 2.01.1(b)(i) is hereby amended in its entirety to read as follows:

(i)           the Aggregate Revolving Commitments shall not exceed $250,000,000 without the consent of the Required Class Lenders having Revolving Exposure;

7.	Section 2.01.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.01.2	Supplemental Revolver Loans.

Subject to the terms and conditions set forth herein, each Supplemental Revolver Lender severally agrees to make loans (each such loan, a “Supplemental Revolver Loan”) to Borrower in Dollars from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Supplemental Revolver Commitment; provided, however, that (a) after giving effect to any Borrowing of Supplemental Revolver Loans, (i) the Total Revolving Outstandings shall equal the Aggregate Revolving Commitments, and (ii) the aggregate amount of all Supplemental Revolver Loans outstanding shall not exceed the Maximum Supplemental Revolver Commitment, and (b) during the twenty (20) consecutive Business Day period ending on the day immediately preceding the date of such Borrowing, there shall have been at least one (1) day when the aggregate amount of cash and Cash Equivalents (excluding auction rate securities held in the Collateral Securities Account) held by Borrower and its Subsidiaries was less than $275,000,000.  Within the limits of each Supplemental Revolver Lender’s Supplemental Revolver Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01.2, prepay under Section 2.05, and reborrow under this Section 2.01.2.  Supplemental Revolver Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

8.	The last sentence of Section 2.02(a) is hereby amended in its entirety to read as follows:

Borrower shall not submit a Loan Notice for any Supplemental Revolver Loan unless, after giving effect to the Borrowing requested by such Loan Notice and any Loan Notice, requesting a Revolving Loan delivered concurrently with such Loan Notice, if any, the conditions set forth in subclauses (a)(i) and (ii), and (b) of Section 2.01.2 shall have been satisfied, and each request by Borrower for a Supplemental Revolver Loan shall be deemed to be a representation by Borrower that the Supplemental Revolver Loan so requested complies with each such condition.

9.	Section 2.03 of the Credit Agreement is hereby amended in its entirety to read as follows:

2.03	Letters of Credit.

(a)	The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of Borrower or any of its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.  All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii)         The L/C Issuer shall not issue any Letter of Credit if:

(A)         subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Class Lenders having Revolving Exposure have approved such expiry date; or

(B)         the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)         The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)         any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B)         the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a standby Letter of Credit;

(D)         except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)         the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)         such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)         a default of any Revolving Lender’s obligations to fund under Section 2.03(c) exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)         The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)         The L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b)           Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of Borrower.  Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least five (5) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of

Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder;  (g) the purpose and nature thereof, and (H) such other matters as the L/C Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require.  Additionally, Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably require.

(ii)         Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof.  Unless the L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article V shall not be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or the applicable Subsidiary or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)         If Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the L/C Issuer, Borrower shall not be required to make a specific request to the L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date from the Administrative Agent, any Revolver Lender or Borrower that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, and in each case directing the L/C Issuer not to permit such extension.

(iv)         Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)	Drawings and Reimbursements; Funding of Participations.

(i)         Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof.  In the case of a Letter of Credit denominated in an Alternative Currency, Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that Borrower will reimburse the L/C Issuer in Dollars.  In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof.  Not later than 2 p.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency.  If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments.  Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)         Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)         With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)         Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)         Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)         If any Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)	Repayment of Participations.

(i)         At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)         If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Overnight Rate from time to time in effect.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)           Obligations Absolute.  The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(ii)         the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)         any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)         any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)         any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to Borrower or in the relevant currency markets generally; or

(vi)         any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary except for circumstances or happenings arising from the gross negligence or willful misconduct of the L/C Issuer.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)           Role of L/C Issuer.  Each Revolving Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Class Lenders having Revolving Exposure, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)	Cash Collateral.

(i)         Upon the request of the Administrative Agent, (A) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (B) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations;

(ii)         In addition, if the Administrative Agent notifies Borrower at any time that either (A) the Outstanding Amount of all L/C Obligations denominated in Dollars at such time exceeds 100% of the Letter of Credit Sublimit then in effect, or (B) the Outstanding Amount of all L/C Obligations denominated in an Alternate Currency at such time exceeds 110% of the Alternative Currency Letter of Credit Sublimit then in effect, then within two Business Days after receipt of such notice, Borrower shall, without duplication, Cash Collateralize the L/C Obligations in an amount equal to the amount of such excess; and

(iii)         Sections 2.05 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.03, Section 2.05 and Section 9.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

(h)           Applicability of ISP and UCP.  Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i)           Letter of Credit Fees.  Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Class Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(j)           Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k)           Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l)           Letters of Credit Issued for Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit.  Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

10.	The third sentence of Section 6.11 is hereby amended in its entirety to read as follows:

There is no tax assessment that has been made against Borrower or any Subsidiary that could be reasonably expected to have a Material Adverse Effect.

11.           Section 8.01 is hereby amended by amending Section 8.01(f) in its entirety as set forth below and by adding the following new Sections 8.01(r) and (s) immediately after Section 8.01(q):

(f)           deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds, insurance contracts and other obligations of a like nature incurred in the ordinary course of business;

(r)           Liens on the real properties constituting the Nevada Properties securing Indebtedness permitted by Section 8.03(p); and

(s)           Liens securing Indebtedness permitted under Section 8.03(m).

12.           Sections 8.02(d)(vi) of the Credit Agreement is hereby amended in its entirety to read as follows:

(vi) the Purchase Price paid by such Loan Party for any such Acquisition shall not exceed (i) $75,000,000 for any one such Acquisition and (ii) $150,000,000 in the aggregate for all such Acquisitions occurring during the term of this Agreement, or, if the Purchase Price is greater than such dollar amounts, the prior written approval of the Required Lenders shall have been obtained.

13.           Sections 8.03(h) and (m) of the Credit Agreement are hereby amended in their entirety to read, respectively, as follows:

(h)           Guarantees of Indebtedness permitted under clauses (a) through (g,), (k), (m) and (n) of this Section 8.03 incurred by a Loan Party;

(m)           Indebtedness in the initial principal amount of $35,000,000 owing by Tutor-Saliba to U.S. Bancorp Equipment Finance, Inc., secured by that certain corporate jet owned by Tutor-Saliba and identified as a 2000 Boeing 737-700 S/N 30772, and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

14.	Section 8.03 is further amended by adding the following at the end thereof:

(p)           Indebtedness in an aggregate amount not to exceed $30,000,000 incurred with respect to financing for the Nevada Properties, on market terms, and renewals, refinancings and extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such renewal, refinancing, or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

15.           The Credit Agreement is hereby amended to delete the defined term “Dividend Notes” and all references thereto, and Section 8.06(c) is hereby amended in its entirety to read as follows:

(c)         Intentionally Omitted.

16.           Section 8.11(a) of the Credit Agreement is hereby amended in its entirety to read as follows:

(a)       Consolidated Net Worth.  Permit Consolidated Net Worth to be less than $1,100,000,000 as of the Borrower’s fiscal quarter ending December 31, 2009, and at any time thereafter, an amount equal to the sum of (i) $1,100,000,000, (ii) an amount equal to 50% of the aggregate amount of Consolidated Net Income for each fiscal quarter ending on and after March 31, 2010 (with no deduction for net losses), and (iii) an amount equal to 100% of the aggregate amount of all Equity Issuances after September 30, 2009 that increase consolidated shareholders’ equity.

17.           Section 9.01(e) of the Credit Agreement is hereby amended by deleting “$1,000,000” in each of subclause (i)(A) and (ii)(B) and substituting in its stead $10,000,000.

18.           Section 10.10 of the Credit Agreement is hereby amended in its entirety to read as follows:

10.10	Collateral and Guaranty Matters.

(a)           The Lenders and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)         to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (x) upon termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than (1) contingent indemnification obligations,  (2) Obligations under Treasury Management Agreements and (3) Obligations under Swap Contracts where the Borrower has pledged and deposited with or delivered to the Administrative Agent as collateral for such Obligations cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent) and the expiration or termination of all Letters of Credit, (y) that is transferred or to be transferred as part of or in connection with any Disposition permitted hereunder or under any other Loan Document or any Involuntary Disposition, or (z) as approved in accordance with Section 11.01;

(ii)         to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 8.01(i); and

(iii)         to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(b)           anything contained in any of the Loan Documents to the contrary notwithstanding (other than Section 11.08), Borrower, Administrative Agent and each Lender hereby agree that:

(i)         no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent in accordance with the terms hereof and thereof; and

(ii)         in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of the Lenders as secured parties under the Collateral Documents (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

19.           Section 11.08 of the Credit Agreement is hereby amended by inserting the phrase “and regardless of the adequacy of any collateral” immediately preceding the comma following the phrase “to the fullest extent permitted by applicable law,” appearing therein.

20.           Schedule 2.01.1 (Commitments and Applicable Percentages for Revolving Commitments), Schedule 2.01.2 (Commitments and Applicable Percentages for Supplemental Revolver Commitments, Schedule 11.02 (Certain Addresses For Notices), and Exhibit 7.02 (Form of Compliance Certificate), each of the foregoing, to the Credit Agreement, are hereby deleted and replaced with the new Schedule 2.01.1, Schedule 2.01.2, Schedule 11.02, and Exhibit 7.02 attached hereto, respectively.

21.           Exhibit 2.02 to the Credit Agreement (Form of Loan Notice) is hereby deleted and the Form of Loan Notice attached hereto and marked “Exhibit 2.02” substituted therefor.

B.           Representations and Warranties.  Each Loan Party represents and warrants to Agent and the Lenders that: (a) such Loan Party has the full power and authority to execute, deliver and perform its respective obligations under the Credit Agreement, as amended by this Amendment, (b) the execution and delivery of this Amendment has been duly authorized by all necessary action of the Board of Directors (or equivalent) of such Loan Party; (c) after giving effect to this Amendment, the representations and warranties contained or referred to in Article VI of the Credit Agreement are true and accurate in all material respects as if such representations and warranties were being made as of the Effective Date except to the extent that such representations and warranties specifically refer to an earlier date; and (d) after giving effect to the amendments to the Credit Agreement set forth herein, no Default or Event of Default has occurred and is continuing.

C.	Other.

1.           The provisions set forth in Section A of this Amendment shall be effective as of the date (the “Second Amendment Effective Date”) upon which Agent receives:

(i)
this Amendment duly executed and delivered by Agent, the Required Lenders, the Loan Parties and each lender becoming a Lender under the Credit Agreement pursuant to this Amendment such that the Aggregate Revolving Commitments increase from $155,000,000 to $205,000,000;

(ii)	a First Amendment to Security Agreement executed and delivered by the Loan Parties;

(iii)	revolving credit promissory notes executed by Borrower and payable to each Revolving Lender;

(iv)
(a) resolutions of the Board of Directors of each Loan Party, approving and authorizing the execution, delivery and performance of this Amendment and the other documents delivered in connection herewith to which it is a party, certified as of the Second Amendment Effective Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment;  (b) incumbency certificates including certification from the secretary or assistant secretary of each Loan Party that the Organization Documents such Loan Party previously delivered in connection with the Credit Agreement remain true and correct as of the Second Amendment Effective Date;

(v)	originally executed copies of favorable written opinions, each dated as of the Second Amendment Effective Date and otherwise in form and substance, and from counsel reasonably satisfactory to Agent;

(vi)	satisfactory evidence that Agent (on behalf of the Lenders) shall have a valid and perfected first priority lien and security interest in the Collateral;

(vii)
all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(viii)	such other financial information as may be reasonably requested by Arranger or the Agent;

(ix)
certificate of the chief executive officer, chief financial officer or chief operating officer certifying that no material adverse change has occurred (x) in the business, assets, properties, liabilities (actual or contingent), operations or financial condition of Borrower and its Subsidiaries, taken as a whole, since December 31, 2008 or (y) in the facts and information regarding such entities as represented to date;

(x)
certificate of the chief executive officer, chief financial officer or chief operating officer certifying that no any action, suit, investigation or proceeding is pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, properties, liabilities (actual and contingent), operations, financial condition or prospects of the Borrower and its Subsidiaries, taken as a whole, (y) adversely affect the ability of the Borrower or any Guarantor to perform its obligations under the Loan Documents, or (z) adversely affect the rights and remedies of any of the Agent or the Lenders under the Loan Documents;

(xi)
certificate of the chief executive officer, chief financial officer or chief operating officer certifying that all representations and warranties are true and correct and no Default shall have occurred and be continuing under the Credit Agreement;

(xii)	payment to the Agent, for the pro rata accounts of the Revolving Lenders party to this agreement of the amendment fee and the upfront fee set forth in the Fee Letter to be debited to Borrower’s demand deposit account number #0236422481 maintained with Bank of America, N.A.; and

(xiii)
all accrued fees, costs and expenses (including, without limitation, the reasonable costs and expenses of Agent’s counsel) incurred by Arranger, Agent and Lenders in connection with this Amendment and invoiced to Borrower.

a.           By its execution of this Amendment, each Lender who was not a Lender under the Credit Agreement prior to the Second Amendment Effective Date (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to become a Lender under the Credit Agreement, (ii) from and after the Second Amendment Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to become a Lender under the Credit Agreement, (vi) it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that (i) it will, independently and without reliance upon the Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

b.           This Amendment is executed as an instrument under seal and shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflicts of law rules.  All parts of the Credit Agreement and any other Loan Document not affected by this Amendment are hereby ratified and affirmed in all respects, provided that if any provision of the Credit Agreement shall conflict or be inconsistent with this Amendment, the terms of this Amendment shall supersede and prevail.  Upon the execution of this Amendment, all references to the Credit Agreement in that document, or in any other Loan Document, shall mean the Credit Agreement as amended by this Amendment.  Except as expressly provided in this Amendment, the execution and delivery of this Amendment does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of the Credit Agreement, and, except as specifically provided in this Amendment, the Credit Agreement shall remain in full force and effect.  This Amendment may be executed in one or more counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of Borrower, Guarantors, Agent and the Lenders in accordance with Section 11.01 of the Credit Agreement, has caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first written above.

BORROWER:
WITNESS: _________________________________ _________________________________ Print Name
TUTOR PERINI CORPORATION, f/k/a Perini Corporation, a Massachusetts corporation
By:_______________________________________

Name:__________________________________

Title:___________________________________

GUARANTORS:
WITNESS: _________________________________ _________________________________ Print Name	PERINI BUILDING COMPANY, INC., an Arizona corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	PERINI ENVIRONMENTAL SERVICES, INC., a Delaware corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name
INTERNATIONAL CONSTRUCTION MANAGEMENT SERVICES, INC., a Delaware corporation
By:_______________________________________

Name:__________________________________

Title:___________________________________

WITNESS: _________________________________ _________________________________ Print Name	PERINI MANAGEMENT SERVICES, INC., a Massachusetts corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	BOW EQUIPMENT LEASING COMPANY, INC., a New Hampshire corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	R.E. DAILEY & CO., a Michigan corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	PERINI LAND AND DEVELOPMENT COMPANY, INC., a Massachusetts corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	PARAMOUNT DEVELOPMENT ASSOCIATES, INC., a Massachusetts corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	PERCON CONSTRUCTORS, INC., a Delaware corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	PERLAND CONSTRUCTION, INC., a West Virginia corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	JAMES A. CUMMINGS, INC., a Florida corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	CHERRY HILL CONSTRUCTION, INC., a Maryland corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	RUDOLPH AND SLETTEN, INC., a California corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TUTOR-SALIBA LLC, a California limited liability company By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name
TUTOR-SALIBA CORPORATION,
  f/k/a Tutor-Saliba Builders, a California corporation
By:_______________________________________

Name:__________________________________

Title:___________________________________

WITNESS: _________________________________ _________________________________ Print Name	POWERCO ELECTRIC CORP., a California corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TUTOR HOLDINGS, LLC, a Delaware limited liability company By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TUTOR PACIFIC CONSTRUCTION, LLC, a Delaware limited liability company By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TUTOR MICRONESIA CONSTRUCTION, LLC, a Delaware limited liability company By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	G.W. MURPHY CONSTRUCTION COMPANY, INC., a Hawaii corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	E.E. BLACK, LIMITED, a Hawaii corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	DESERT PLUMBING & HEATING CO., INC., a Nevada corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TUTOR INVESTMENTS, INC., a Nevada corporation By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name	TPC AGGREGATES, LLC, a Nevada limited liability company By:_______________________________________ Name:__________________________________ Title:___________________________________
WITNESS: _________________________________ _________________________________ Print Name
DANIEL J. KEATING CONSTRUCTION COMPANY, LLC,
a Delaware limited liability company (successor by conversion to Daniel J. Keating Construction Company, a Pennsylvania corporation)
By:_______________________________________

Name:__________________________________

Title:___________________________________

ADMINISTRATIVE AGENT:
BANK OF AMERICA, N.A., as Administrative Agent By:_______________________________________ Name:__________________________________ Title:___________________________________

LENDERS:

BANK OF AMERICA, N.A., as a Supplemental Revolver Lender and a Revolving Lender
By:_______________________________________

Name:__________________________________

Title:___________________________________

BMO CAPITAL MARKETS FINANCING, INC., as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

TD BANK, N.A., as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

SOVEREIGN BANK, as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

COMERICA BANK, as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

UNION BANK, N.A., as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

U.S. BANK, NATIONAL ASSOCIATION, as a Revolving Lender By:_______________________________________ Name:__________________________________ Title:___________________________________

SCHEDULE 2.01.1

COMMITMENTS AND APPLICABLE PERCENTAGES

FOR REVOLVING LOAN COMMITMENT

Lender	Applicable Percentage As of Second Amendment Effective Date	Revolving Commitment As of Second Amendment Effective Date
Bank of America, N.A. 100 Federal Street Boston, MA 02109	21.951220%	$45,000,000
BMO Capital Markets Financing, Inc. mail code: III – 10C 111 West Monroe Street Chicago, IL 60603	12.195122%	$25,000,000
Comerica Bank MC 4420, LA Towers 601 So. Figueroa Street Los Angeles, CA 90017	14.634146%	$30,000,000
TD Bank, N. A. Suite 700 7 New England Executive Park Burlington, MA 01803	14.634146%	$30,000,000
Sovereign Bank 75 State Street Boston, MA 02109	12.195122%	$25,000,000
U.S. Bank, National Association 800 Nicollet Mall Minneapolis, MN 55402	9.756098%	$20,000,000
Union Bank, N.A. 455 S. Figueroa Street Los Angeles, CA 90071	14.634146%	$30,000,000

SCHEDULE 2.01.2

COMMITMENTS AND APPLICABLE PERCENTAGES

FOR SUPPLEMENTAL REVOLVER COMMITMENTS

Supplemental Revolver Lender	Initial Applicable Percentage	Supplemental Revolver Commitment
Bank of America, N.A. 100 Federal Street Boston, MA 02109	100.000000000%	$107,025,000

ANNEX I TO SCHEDULE 2.01.2

	SECURITY	CUSIP	POSITION

1.	The Colburn School, CA Series 2006A	13033WWZ2	$8,000,000

2.	Brazos Higher Ed Auth 2006 2-A-14	10620NBB3	$8,250,000

3.	GCO ELF Loan Funding Trust-I Student Loan Asset-Backed 2007-1 A-5AR (144A – QUIB)	36156YAR2	$13,975,000

4.	GCO ELF Loan Funding Trust-1 Student Loan Asset-Baked 2007-1 A-6AR (144A – QUIB)	36156YAS0	$5,500,000

5.	GOAL Financial (ELAB Trust Estate) 2003-A-8 (QUIB or Accredited Investor Only)	281397AW9	$9,600,000

6.	Nat Colleg 1st Marblehead 2007-3 A-3-AR-7 – NO LETTER REQUIRED	63544DAL6	$15,000,000

7.	Nat Colleg 1st Marblehead 2007-4 A-2-AR-7 – NO LETTER REQUIRED	63544EAL4	$8,000,000

8.	NELNET Student Loan Trust NSLT 2007-2 A-4 AR-1 (144A – QUIB Only)	64032FAK0	$10,000,000

9.	SLM Student Loan Trust 2006-7 A-6C	78443GAH8	$8,100,000

10.	NextStudent Master Trust-I 2007-1 A-15 (QUIB only)	65337MAZ1	$6,000,000

11.	Panhandle Plains Higher Ed Auth 2007 A-3-Limited Retail Due to Blue Sky Laws	698476EE4	$14,600,000

SCHEDULE 11.02

CERTAIN ADDRESSES FOR NOTICES

BORROWER	Tutor Perini Corporation 15901 Olden Street Sylmar, CA 91342 Attn: William B. Sparks, Executive Vice President (p) 818-362-8391 (f) 818-364-8451 bill.sparks@tutorsaliba.com
ALL OTHER LOAN PARTIES	[NAME OF LOAN PARTY] c/o Tutor Perini Corporation 15901 Olden Street Sylmar, CA 91342 Attn: William B. Sparks, Executive Vice President (p) 818-362-8391 (f) 818-364-8451 bill.sparks@tutorsaliba.com
ADMINISTRATIVE AGENT
Bank of America, N.A.
231 S. LaSalle Street
10th Floor, IL1-231-10-41
Chicago, IL  60697-0001
Attn:  Angela Larkin, Agency Management
Officer, Global Product Solutions
(p) (312) 828-3882
(f) (877) 206-8409
angela.larkin@bankofamerica.com

L/C ISSUER
Bank of America, N.A.
100 Federal Street
Boston, Massachusetts 02110
Attn:  Jean S. Manthorne, Senior Vice President
Middle Market Banking, MA5-100-08-13
(p) (617) 434-4425
(f) (617) 434-8102
jean.s.manthorne@bankofamerica.com

SWING LINE LENDER
Bank of America, N.A.
100 Federal Street
Boston, Massachusetts 02110
Attn:  Jean S. Manthorne, Senior Vice President
Middle Market Banking, MA5-100-07-05
(p) (617) 434-4425
(f) (617) 434-8102
jean.s.manthorne@bankofamerica.com

LENDERS
Bank of America, N.A.
100 Federal Street
Boston, Massachusetts 02110
Attn:  Jean S. Manthorne, Senior Vice President
Middle Market Banking, MA5-100-07-05
(p) (617) 434-4425
(f) (617) 434-8102
jean.s.manthorne@bankofamerica.com

BMO Capital Markets Financing, Inc.
BMO Capital Markets
Investment & Corporate Banking
111 West Monroe Street
Chicago, IL 60603
Attn:  John A. Armstrong, Vice President
(p) (312) 461-6174
(f) (312) 765-8105
john.a.armstrong@bmo.com

Sovereign Bank, N.A.
75 State Street
Boston, Mass 02110
Attn:  Gregory M. Batsevitsky, Senior Vice President
(p) (617) 757-5684
(f) (617) 346-7330
gbatsevi@sovereignbank.com

TD Bank, N.A.
7 New England Executive Park, Suite 700
Burlington, MA 01803
Attn:  Jeffrey R Westling, Senior Vice President
(p) (781) 229-68910
(f) (781) 229-5663
jeffrey.westling@tdbanknorth.com

Comerica Bank
MC 4420, LA Towers
601 So. Figueroa Street
Los Angeles, CA 90017
Attn:  Nunilo B. Soler, First Vice President
(p) (213) 486-6237
(f) (213) 486-6291
nsoler@comerica.com

U.S. Bank, National Association
555 SW Oak St., 4th Floor
Portland, OR 97204
Attn:  John Paul, Portfolio Manager
(p) (503) 275-3476
(f) (503) 973-6900
john.paul@usbank.com

Union Bank, N.A.
17800 Castleton Street, Suite 500
City of Industry, CA 91740
Attn:  Myra Juetten, Vice President
(p) (626) 810-6560
(f) (626) 810-6558
myra.juetten@uboc.com

EXHIBIT 2.02

FORM OF LOAN NOTICE

Date:  ___________, _____
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 8, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tutor Perini Corporation, a Massachusetts corporation (the “Borrower”), the Subsidiaries of Borrower identified therein, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned hereby requests (select one):

☐ Borrowing of Revolving Loans	☐ Conversion/continuation of Revolving Loans
☐ Borrowing of Supplemental Revolver Loans	☐ Conversion/continuation of Supplemental Revolver Loans

1.           On ______ (a Business Day).

2.           In the amount of $_______.

3.           Comprised of __________. [Type of Loan requested]

4.           For Eurodollar Rate Loans:  with an Interest Period of _______ months.

[Select One]

☐ The Borrowing of Revolving Loans, if any, requested herein complies with the provisos to the first sentence of Section 2.01.1 of the Agreement.

☐ The Borrowing of Supplemental Revolver Loans, if any, requested herein complies with the provisos to the first sentence of Section 2.01.2 of the Agreement.  In furtherance of the foregoing, the undersigned hereby certifies that there was at least one (1) day during the period of twenty (20) consecutive Business Days ending on the day immediately preceding the date of the Borrowing requested herein, when the aggregate amount of cash and Cash Equivalents (excluding auction rate securities held in the Collateral Securities Account) held by Borrower and its Subsidiaries was less than $275,000,000.

TUTOR PERINI CORPORATION

By:  _________________________________________

Name:                                                                            ______________________________________

Title:   _______________________________________

EXHIBIT 7.02
FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:__________, _____
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Third Amended and Restated Credit Agreement dated as of September 8, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Tutor Perini Corporation, a Massachusetts corporation (the “Borrower”), certain Subsidiaries of the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the___________
_______________________________of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.           Attached hereto are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.           Attached hereto are the unaudited financial statements required by Section 7.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.           The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3.           A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]
[to the best knowledge of the undersigned during such fiscal period, the Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]
--or--
[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

--

4.           The representations and warranties of the Borrower contained in Article VI of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, (ii) for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, and (iii) as otherwise described on Schedule II attached hereto.

5.           The financial covenant analyses and information set forth on Schedule I attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________, _____.

TUTOR PERINI CORPORATION

By:  _________________________________________

Name:   ______________________________________

Title:   _______________________________________

SCHEDULE I
to the Compliance Certificate
($ in 000’s)

I.	Section 8.11(a) – Consolidated Net Worth.

	A.	Consolidated Shareholders Equity at Statement Date			$_____

	B.	Minimum Required Consolidated Net Worth [Sum of following (i)-(iii]			$_____
$_____
		(i)	$1,100,000,000

		(ii)	50% of Consolidated Net Income for each full fiscal quarter ending after December 31, 2009 (no reduction for net losses)	$_____

		(iii)	Equity Issuances after the September 30, 2009 that increase consolidated shareholders’ equity	$_____

II.	Section 8.11 (b) – Consolidated Leverage Ratio.

	A.		Consolidated Funded Indebtedness at Statement Date [Sum of following (i) – (vii)]		$_____

		(i)	obligations for borrowed money, and all obligations evidenced by bonds (other than surety bonds), debentures, notes, loan agreements or other similar instruments	$_____

		(ii)	purchase money Indebtedness	$_____

		(iii)	all obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, and similar instruments	$_____

		(iv)	all obligations in respect of the deferred purchase price of property or services	$_____

		(v)	all Attributable Indebtedness	$_____

		(vi)	all Guarantees with respect to Indebtedness of the
			types specified in (i) through (v) above of another Person	$_____

		(vii)	all non-recourse Indebtedness of the types referred to above of any partnership or joint venture in which borrower or a Subsidiary is a general partner or joint venturer		$_____

	B.	Pro Forma Consolidated Net Income [Line (i) minus (ii)]				$_____

		(i)	Pro Forma Pre-Tax Income [Line (1) plus (2)]		$_____

			(1) Income before Income Taxes	$_____

			(2) Total Non-Cash Goodwill Impairment Charges (to the extent they reduced (1))	$_____

		(ii)	Pro Forma Income Taxes (calculated using Pro Forma Pre-Tax Income as the amount of income)		$_____

Consolidated EBITDA for four quarters ending at Statement Date
		[Sum of Lines (i) - (vi)]				$_____

		(i)	Consolidated Net Income		$_____

		(ii)	Consolidated Interest Charges		$_____

		(iii)	Provision for Income Taxes		$_____

		(iv)	Depreciation expenses		$_____

		(v)	Amortization expenses		$_____

		(vi)	Lesser of Pro Forma Consolidated Net Income and Total Non-Cash Goodwill Impairment Charges		$_____

	C.	Consolidated Leverage Ratio (Line II.A ÷ Consolidated EBITDA as calculated under the above B)			_____to 1

		Maximum permitted				[2.5 to 1]

III.	Section 8.11 (c) – Consolidated Fixed Charge Coverage Ratio.

	A.	Consolidated Adjusted EBITDA for Subject Period [line (i) minus sum of lines (ii), (iii) and (iv)]				$_____

		(i)	Consolidated EBITDA (From Line II (B))		$_____

		(ii)	Consolidated Maintenance Capital Expenditure for Subject Period paid in cash		$_____

		(iii)	Restricted Payments during Subject Period paid in cash	$_____

		(iv)	Income taxes paid in cash	$_____

	B.	Consolidated Fixed Charges [sum of lines (i) and (ii) below]			$_____

		(i)	Cash portion of Consolidated Interest Charges	$_____

		(ii)	Consolidated Scheduled Funded Debt Payments	$_____

	C.	Consolidated Fixed Charge Coverage Ratio [(Line III.A. ÷ Line III.B)]			____to 1

		Minimum required			[1.5 to 1]

IV.	Section 8.11 (d) – Consolidated Asset Coverage Ratio.

	A.	Net Outstanding Amount of Eligible Accounts [line (i) minus sum of lines (ii), (iii) and (iv) below]		$_____

		(i)	Total Accounts per listing attached	$_____

		(ii)	Ineligible Accounts [Sum of (a)-(h) below]	$_____

			(a) Accounts arising under any contract the performance of which has not been completed but which performance is backed by a bond, guaranty or other undertaking issued by a surety	$_____

			(b) Accounts that remain unpaid more than 90 days after the date of the original invoices giving rise to such Accounts	$_____

			(c) Accounts that are evidenced by promissory notes or chattel paper	$_____

			(d) Accounts that represent amounts due from Affiliates or employees of the Borrower	$_____

(e)
Accounts that represent amounts due from
an account debtor when such account debtor
is located outside the United States of America
and such Account is not supported by a letter
of credit in form and substance satisfactory to
the Administrative Agent or otherwise approved
by the Administrative Agent

$______
(f) Unless otherwise approved by the Lenders, Accounts owing by any account debtor (other than an Approved Payor) which when aggregated with any other Accounts owing
by such account debtor or any affiliate of
such account debtor constitute more than
twenty percent (20%) of all other Eligible
Accounts outstanding as of the date of any
determination, unless such Accounts are
covered by credit insurance (after giving
effect to any deductible applicable to such
Accounts) payable in U.S. dollars issued
by an insurer on terms and in amounts
acceptable to the Administrative Agent,
and, if requested by the Administrative
Agent, payable directly to the
Administrative Agent
$_____

(g)
Accounts as to which a contra or other right
of set-off exists, or as to which an account
debtor has asserted a counterclaim, defense
or dispute, to the extent of the portion of
such account receivable subject to a contra
or other right of setoff, counterclaim,
defense or dispute
$_____

(h)
Accounts owing by any account debtor
(other than an Approved Payor) whose
accounts with Borrower are past due more
than ninety (90) days after the date of the
original invoices evidencing such Accounts
which constitute more than thirty percent
(30%) of the total Accounts owing by such
account debtor
$_____

		(iii)	Applicable Credits and Adjustment	$_____

		(iv)	Retainages	$_____

	B.	Total Revolving Outstandings [Loans, L/Cs and Swing Line Advances]		$_____

	C.	Consolidated Asset Coverage Ratio (Line IV.A. ÷ Line IV.B)			______ to 1

		Minimum required:			1.5 to 1